Filed Pursuant To Rule 433

Registration No. 333-278880

October 8, 2025

Staking FAQs

1. What is staking? How does it work?

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Staking is the process of locking up cryptocurrency as collateral to support network security in return for earning tokens. Some blockchain networks, such as Ethereum and Solana, use a model known as “Proof-of-Stake" (PoS) to secure the network. In this model, participants called validators stake (or lock) their tokens on the network as collateral and help propose and validate new blocks. Importantly, token holders who stake retain ownership of their assets while participating in staking through trusted providers.
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When these validators operate correctly, the protocol pays them staking rewards in the form of additional tokens, which provides a direct incentive to support the network.

2. Does Grayscale stake the digital assets in its products?

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Yes, Grayscale has begun staking in some of its products. Long-term, staking a portion of the assets within these funds will generate additional income, which passively benefits investors in these funds over time.

3. Which products are included?

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So far, Grayscale has introduced staking into Grayscale Ethereum Trust ETF (Ticker:ETHE), Grayscale Ethereum Mini Trust ETF (Ticker: ETH), and Grayscale Solana Trust (Ticker: GSOL). Grayscale intends to stake assets from more products over time.
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ETHE and ETH are exchange traded products that are not registered under the Investment Company Act of 1940 (the “40 Act”) and therefore are not subject to the same regulations and protections as 40 Act-registered ETFs and mutual funds. Aninvestment in ETHE and ETH involves significant risk, including possible loss of principal. ETHE and ETH hold digital assets; however, an investment in ETHE and ETH is not a direct investment in digital assets. GSOL is not an ETP and is quoted on OTC Markets Group.

4. How does this benefit investors of the staked funds?

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For ETHE: most of the staking rewards will be distributed to investors in the form of cash.
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For ETH: most of the staking rewards will accrue to shareholders, increasing the amount of token each share represents.
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For GSOL: most of the staking rewards will accrue to shareholders, increasing the amount of token each share represents.

5. Do I have to do anything to receive these benefits?

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There is no action required by investors to benefit from the value generated from staking, and all operational complexity is handled by Grayscale and its service providers.
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Importantly, the investment objective for funds that are now staking remains intact: to be solely and passively invested in the underlying asset. And now, investors can more comprehensively experience the value of investing in proof-of-stake protocols.
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For the Ether staked in ETHE and ETH, and the Solana staked in GSOL, the assets remain in our cold storage framework. Grayscale continues to maintain the security and safeguarding of fund assets as a top priority.

6. What are the general tax consequences of staking?

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Staking rewards are currently considered ordinary income as they are received.
Grayscale will present staking reward proceeds as a separate item on the annual tax letter posted for each Trust to the Grayscale website.
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For U.S. investors, please refer to Grayscale 8K (99.1) page 7 section titled Tax Consequences to U.S. Holders for additional information as it relates to tax consequences for U.S. investors.
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For non-U.S. investors, please refer to Grayscale 8K (99.1) page 9 section titled Tax Consequences to Non-U.S. Holders for additional information as it relates to tax consequences for non-U.S. investors.

7. How much will Grayscale be staking in the funds?

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The amount staked in each fund will vary with market conditions, including the time it takes to unstake assets for the relevant protocol, potential creation or redemption activity, and other considerations.
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The approximate percentage staked for each fund is available daily on each fund’s website, under “Key Fund Information,” and you can also find Grayscale’s ETP Staking Policy under “Documents” on relevant fund webpages.

8. Does staking incur any costs?

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On a net basis, staking will generate additional value for investors, but there are some costs associated with it. For example, Grayscale relies on service provider partners to help access the infrastructure needed to stake assets. We have been able to use our stature and connectivity in the industry to minimize these costs.
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A portion of staking rewards will be retained by Grayscale in connection with the services involved in arranging and managing staking within each respective fund.
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On a net basis, approximately 94% of all staking rewards accrue to ETH investors and approximately 77% of all staking rewards accrue to ETHE and GSOL investors.

9. What reward rate should I expect and how will it be paid out?

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Annual reward rates are currently about 2-3 percent for Ethereum and 6-7 percent for Solana, as of October 2025. Rates are not guaranteed and vary based on the number of validators online and network activity, among other factors. The funds will not stake all of their assets in order to retain sufficient primary market liquidity, so investors should expect staking-related reward rates under these base percentages.
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The percentage of the fund staked can be found on the website under “Key Fund Information” as “Staked %.”*
• Subject to the Grayscale’s Staking Policy (link below), ETHE is intended to return net rewards to shareholders in the form of a distribution, while ETH and GSOL will reinvest and compound rewards over time. For more information, see “Distributions of Staking Rewards to Shareholders” in the Grayscale Digital Asset ETP Staking Policy & Procedures (the “Staking Policy”) available here.
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*Staked assets include Ether that has been posted to the Ethereum proof-of-stake network but may be in the activation or exit (unbonding) queue. During these periods, assets are locked onchain and do not earn rewards until validator activation or are no longer earning rewards once in the exit queue. These mechanisms are integral to Ethereum’s proof-of-stake design, ensuring validator stability and orderly participation across the network.

10. What risks are involved with staking?

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Slashing is a risk introduced by staking. Slashing occurs when assets are forfeited in response to unwanted validator behavior. [The funds and Custodian maintain insurance against slashing (although not in the full amount of fund assets).

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The likelihood that slashing occurs among institutional staking service providers is extremely low; as part of the initial and ongoing due diligence process in connection with the staking program, the Sponsor has evaluated the track record of selected staking providers and found no instances of slashing in past performance.

11. Does staking increase the risk that assets can be taken or wallets hacked? Is staking done at the Custodian or do you have to transfer assets somewhere else?

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Staking is conducted through a non-custodial staking framework, meaning assets remain in our Qualified Custodian’s cold storage solution at all times, even while staking. The custodian retains control of private keys, and assets are not transferred to external wallets or platforms.
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During the unstaking process, assets may only be returned to the wallet address from which they originated.
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Although staking introduces more third-party touchpoints for the funds, all of our service providers have been heavily vetted and are industry leaders.

This Q&A is provided for informational purposes only and is qualified in its entirety by the disclosures available here, here, and here, for ETHE, ETH and GSOL respectively. Readers should refer to the complete disclosure in each fund’s Annual Report for a comprehensive understanding of staking. To learn more about staking, read our Staking 101 article.

DISCLOSURES

IMPORTANT: The preceding FAQs and associated information are for general informational purposes only and are not intended to, and do not, constitute tax advice. The tax consequences of an investment in any Grayscale product are complex and will depend on the investor’s particular circumstances. You should consult your tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences to you of an investment in any Grayscale product in light of your particular circumstances.

ETHE and ETH (the “Funds”) have each filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Funds each have filed with the SEC for more complete information about each of their offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

GSOL is speculative and entails significant risk, including the risk that an investor could lose their entire investment. The Solana protocol was relatively recently conceived and its particular underlying technological mechanisms may not function as intended, which could have an adverse impact on the value of SOL, respectively, and an investment in GSOL.

Foreside Fund Services, LLC is the Marketing Agent for ETHE and ETH and Grayscale Investments Sponsors, LLC is the sponsor of ETHE, ETH, and GSOL. Grayscale Securities, LLC is the distributor of GSOL.

Grayscale Ethereum Trust ETF (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.